Exhibit 10.36
Barry Feierstein
CONFIDENTIAL AGREEMENT AND RELEASE
     SLM Corporation and its subsidiaries, predecessors, and affiliates (collectively “SLM”) and I have reached the following confidential understanding and agreement. In exchange for the Special Payments and other consideration listed below, I promise to comply fully with the terms of this Confidential Agreement and Release (“Agreement and Release”). In exchange for my promises, SLM agrees to provide me with the benefits listed below, certain of which I am not otherwise entitled.
(1)	Special Payments and Benefits:
     (a) Unless I have revoked this Agreement and Release pursuant to Section (8) below, SLM will pay me severance the following manner: a total amount of $350,000, less withholding taxes and other deductions required by law. This severance amount is equal to my annualized based salary. Such severance payment will be made in a lump sum no earlier than the eighth calendar day and no later than the twenty-first calendar day after my signature on this Agreement and Release.
     (b) Unless I have revoked this Agreement and Release pursuant to Section (8) below, SLM will pay me additional severance the following manner: a total amount of $160,200, less withholding taxes and other deductions required by law. This severance amount is equal to my most recent 24 months of bonus compensation divided by two, including the extent to which the current year’s target bonus is earned under the MIP. Such additional payment will be made in a lump sum no earlier than the eighth calendar day and no later than the twenty-first calendar day after my signature on this Agreement and Release.
     (c) Rehiring: If I am rehired as an employee of SLM or any of its subsidiaries or affiliates within the 12-month period following my termination, I hereby agree to repay an amount of Section 1(a) ($350,000 divided by 12 multiplied by the number of months remaining in the 12 month period following my termination, adjusted and reduced by the amount of taxes paid and withheld on that sum), within 30 days after rehire, as a condition of rehire to SLM or any of its subsidiaries or affiliates.
     (d) Medical/Dental/Vision Continuation: My current medical, dental and vision coverage will continue through the end of the month of my termination. The first day of the month following my Termination Date, December 1, 2009, I will have the right to continue my current medical, dental and vision coverage through COBRA for up to 18 months. If I properly elect COBRA continuation coverage, SLM will pay directly to the insurance carrier the employer portion of the total cost of my medical, dental and vision insurance premiums for the 18th month period of December 1, 2009 through May 31, 2011.
     (e) Executive Outplacement: I will be eligible to receive, at my option, professional outplacement services from placement firms of my choice for up to twelve months to assist me in seeking a new position in an amount of up to $15,000.

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     (f) Executive Physical: I will be eligible to obtain an executive physical in 2010 for up to $5,000 to be paid for by SLM from one of the designated medical facilities.
     (g) Vacation Payout: SLM will pay me $13,462 for my 80 hours of reserve vacation leave. Such payment will be made in a lump sum no earlier than the eighth calendar day after my signature on this Agreement and Release and no later than the twenty first calendar day and will be made in a lump sum less withholding taxes and other deductions required by law.
     (h) Benefit Programs: I waive future coverage and benefits under all SLM disability programs, but this Agreement and Release does not affect my eligibility for other Company medical, dental, life insurance, retirement, and benefit plans. Whether I sign this Agreement and Release or not, I understand that my rights and continued participation in those plans will be governed by their terms, and that I generally will become ineligible for them shortly after my termination, after which I may be able to purchase continued coverage under certain of such plans. I understand that except for the benefits that may be due under 401(k) and other deferred compensation plans to which I may be entitled under SLM’s standard employee benefit plans, that I will not receive any other wage, vacation, PTO, or other similar payments from SLM or any of the entities discussed in Section (2).
     (i) For SLM equity vesting purposes, SLM deems my November 1, 2009 termination a job abolishment.
     (j) Subject to any earlier payment provisions set forth above, and except for the benefits and payments described in 1(d) (medical/dental/vision continuation) and 1(h)(benefit programs), all payments or reimbursements described in this Section 1 shall be paid to me on or before March 1, 2010.
     (2) Release: In consideration of the Special Payments and Benefits described above, I agree to release SLM, and all of its subsidiaries, affiliates, predecessors, successors, and all related companies, and all of its former and current officers, employees, directors, and benefits plan trustees of any of them (collectively “Released Parties”) from all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which I now have or may have had through the date I sign this Agreement and Release. For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the WARN Act, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), individual relief under the Sarbanes-Oxley Act of 2002 or American Recovery and Reinvestment Act of 2009, Virginians with Disabilities Act, Virginia Human Rights Act, Virginia Labor and Employment Code Section 40.1 et. seq., and any other federal, state or local laws, to the extent permissible by private agreement and consistent with applicable law. I further waive any right to payment of attorneys’ fees, which I may have incurred. It is understood and agreed that by entering into this Agreement and Release, SLM does not admit any violation of law, or any of employee’s rights, and has entered into this Agreement and Release solely in the interest of resolving finally all claims and issues relating to employee’s employment and separation.
     The parties expressly agree however, that nothing in this Release shall preclude my participation as a member of a class in any suit or regulatory action brought against the Released Parties arising out of or relating to any alleged securities violations or diminution in the value of SLM securities.

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     SLM agrees that the release under this paragraph 2 shall not cover and I reserve and do not waive my rights, directly or indirectly to seek further indemnification and/or contribution under the By-Laws of SLM. SLM hereby reaffirms that I am entitled to indemnification after termination of my employment, for actions taken in my capacity as an officer of SLM Corporation or applicable SLM Corporation subsidiaries under the bylaws of the applicable subsidiary or SLM (subject to the provisions of the By-Laws, which limit indemnity in certain circumstances).
     SLM acknowledges that the SLM’s Board of Directors passed a resolution on March 20, 2008 pertaining to the advancement of legal expenses for certain officers including me. I hereby agree to repay such legal fees and expenses advanced on my behalf by SLM and incurred by me in relation to (i) the consolidated class action styled In Re SLM Securities Litigation (formerly known as Robert H. Burch v. SLM Corp., Albert L. Lord, Charles Elliott (C.E.) Andrews and Robert S. Autor (S.D.N.Y., 08-CV-01029)) (ii) the putative class actions relating to SLM’s 401(k) Plans (currently styled as In Re SLM ERISA Litigation (formerly known as Slaymon v. SLM Corporation et al. (S.D.N.Y., 08-CV-4334), Cordero v. SLM Corporation et al. (S.D.N.Y., 08-CV-7285), and Patel v. SLM Corporation et al. (S.D.N.Y. 08-CV-7846)); and (iii) any related investigation or other proceeding that may subsequently be initiated by the SEC or other governmental or regulatory agencies as well as any shareholder or other private party litigation filed prior to the date hereof or subsequently in connection with related matters (collectively, the “Matters”), if it should ultimately be determined that I am not entitled to indemnification under SLM’s bylaws, or otherwise. The foregoing undertaking shall cover each request for advancement of expenses submitted on or after the date hereof by the undersigned with respect to the Matters and shall supersede any undertaking made by the undersigned prior to the date hereof. At the time of my termination, no legal fees were advanced on my behalf.
     (3) Covenant Not To Sue: Except as set forth in the proviso in Section 2 and otherwise set forth as follows, I agree not to sue the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement and Release. The Parties agree, however, that nothing contained in this covenant not to sue or elsewhere in this Agreement and Release shall:
     (a) prevent me from challenging, under the Older Workers Benefits Protection Act (29 U.S.C. §626), the knowing and voluntary nature of my release of any age claims in this Agreement and Release before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state, or local agency;
     (b) prevent me from enforcing any future claims or rights that arise under the Age Discrimination in Employment Act (“ADEA”) after I have signed this Agreement and Release.
     (c) prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) filing a charge, testifying in, providing information to, or assisting in an investigation or proceeding brought by any governmental or regulatory body or official; or (iii) from testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state employment law or any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
     Except with respect to the proviso in Section 2 regarding alleged securities violations and notwithstanding anything to the contrary in this paragraph, I hereby waive and release any right to receive any personal relief (for example, money) as a result of any investigation or proceeding of the U.S. Department of Labor, U.S. Department of Education Office of Inspector General, EEOC, or any federal, state, or local government agency or court. Further, with my waiver and release of claims in

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this Agreement and Release, I specifically assign to the Released Parties my right to any recovery arising from any such investigation or proceeding.
     (4) Additional Representations and Promises: I further acknowledge and agree that:
     (a) I agree to return all SLM and Released Parties’ property in my possession or control to them.
     (b) I hereby represent and warrant that I have not reported any illegal conduct or activities to any supervisor, manager, department head, human resources representative, director, officer, agent or any other representative of SLM, any member of the legal or compliance departments, or to the Code of Business Conduct hotline and have no knowledge of any such illegal conduct or activities relating to my duties at SLM. I have disclosed to SLM any information I have concerning any conduct involving SLM that I have reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation SLM undertakes into matters occurring during my employment with SLM. I understand that nothing in this Agreement and Release prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against SLM.
     (c) If I breach any provisions of this Agreement and Release, I agree that I will pay for all reasonable costs incurred by SLM or any entities or individuals covered by this Agreement and Release, including reasonable attorneys’ fees, in defending against my claim and seeking to uphold my release, if such breach is upheld under the arbitration provisions in Section 5.
     (d) I promise to keep the terms of this Agreement and Release completely confidential except as may be required or permitted by statute, regulation or court order. Notwithstanding the foregoing, I may disclose such information to my immediate family and professional representatives, so long as they are informed and agree to be bound by this confidentiality clause. This Agreement and Release shall not be offered or received in evidence in any action or proceeding in any court, arbitration, administrative agency or other tribunal for any purpose whatsoever other than to carry out or enforce the provisions of this Agreement.
     (e) I further promise not to disparage SLM, its business practices, products and services, or any other entity or person covered by this Agreement and Release.
     (f) I understand that SLM in the future may change employee benefits or pay. I understand that my job may be refilled.
     (g) I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that SLM or any Released Party should have paid me in the past.
     (h) I intentionally am releasing claims that I do not know I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims that I am releasing.

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     (i) If SLM or I successfully assert that any provision in this Agreement and Release is void, the rest of the Agreement and Release shall remain valid and enforceable unless the other party to this Agreement and Release elects to cancel it. If this Agreement and Release is cancelled, I will repay the Special Payments I received for signing it, adjusted and reduced by the amount of taxes paid and withheld on that sum, with 10 percent annual interest.
     (j) If I initially did not think any representation I am making in this Agreement and Release was true, or if I initially was uncomfortable making it, I resolved all my concerns before signing this Agreement and Release. I have carefully read this Agreement and Release, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. SLM would not have signed this Agreement and Release but for my promises and representations.
     (5) Arbitration of Disputes: Except with respect to the proviso in Section 2 concerning securities litigation, SLM and I agree to resolve any disputes we may have with each other through final and binding arbitration. For example, I am agreeing to arbitrate any dispute about the validity of this Agreement and Release or any discrimination claim, which means that an Arbitrator and not a court of law will decide issues of arbitrability and of liability with respect to any claim I may bring; provided, however, that either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and to enforce the post-employment restrictions in Section 6. I also agree to resolve through final and binding arbitration any disputes I have with SLM, its affiliates, or any current or former officers, employees or directors who elects to arbitrate those disputes under this subsection. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings, but does apply to any lawsuit I might bring, including but not limited to any lawsuit related to a government agency proceeding. By agreeing to this Agreement and Release, I understand that I am waiving my right to a jury trial.
     (6) Confidentiality, Non-Competition, and Non-Solicitation: Confidentiality, Non-Competition, and Non-Solicitation: Except as required or permitted by statute, regulation or court order, or pursuant to written consent given by SLM’s General Counsel, I agree not to disclose to anyone else any of the information or materials which are proprietary or trade secrets of SLM or are otherwise confidential. In addition, in consideration of the Special Payments and Benefits described above, I hereby acknowledge that I previously signed an Agreement Regarding Confidentiality, Intellectual Property, Non-Solicitation, and Non-Competition on September 8, 2004 (“September 8, 2004 Agreement”), and that I continue to be bound by the terms of those agreement except as modified in this paragraph. Notwithstanding the foregoing, in consideration of my additional affirmation that I will follow the terms of the September 8, 2004 Agreement and this Agreement and Release, and the Special Payments and Benefits described above, I agree as follows: I shall not, directly or indirectly, compete with SLM or its subsidiaries or affiliates for a period of twelve (12) months after the date of termination of my employment for whatever reason (“Restricted Period”). For the purposes of this Section 6, “compete” means owning, managing, operating, financing, working, consulting, advising, representing, or providing the same or similar services with or without compensation in any capacity as those I provided to SLM within the last two (2) years of my employment for a lender or financial institution engaged in the same business conducted by SLM at the time of my termination.
     In further consideration of the Special Payments and Benefits described above in this Agreement and Release, I agree that for twelve (12) months after my date of termination of my

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employment for whatever reason (collectively, the “Non-Solicitation Employee Period”) that I shall not solicit or encourage any employee with whom I communicated within the last year of my employment to leave the employ of SLM, or hire any such employees. Further, for a period of twelve (12) months following the termination of my employment with the SLM, I shall not, directly or indirectly, contact or accept business that SLM could otherwise perform from any of SLM’s customers or prospective customers with whom I communicated within the last two (2) years of my employment.
     I expressly agree that the markets served by SLM extend nationally are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in this Section have been designed to be reasonable and are no greater than are required for the protection of SLM and do not prevent me from earning a livelihood by working in positions that do not compete with SLM. In the event that a court shall determine that any provision of the Agreement is unenforceable, the parties shall request that the court construe this Agreement in such a fashion as to render it enforceable and to revise time, geographic and functional limits to those minimum limits that the court believes are reasonable to protect the interests of SLM. I acknowledge and agree that this covenant has unique, substantial and immeasurable value to SLM, that I have sufficient skills to provide a livelihood for you while this covenant remains in force, and that this covenant will not interfere with my ability to work consistent with my experience, training, and education. To enable SLM to monitor compliance with the obligations imposed by this Agreement, I further agree to inform in writing Sallie Mae’s Senior Vice President, Administration of the identity of my subsequent employer(s) and my prospective job title and responsibilities prior to beginning employment. I agree that this notice requirement shall remain in effect for twelve (12) months following the termination of my employment.
     In the event that the Board of Directors of SLM or its successor reasonably determines that I have violated any of the post-employment restrictions of the Agreement and Release or if a court determines that all or a substantial part of such restrictions are held to be unenforceable, I will return to SLM 50% (less withholdings previously withheld by law) of the Special Payments provided to me pursuant to Section 1(a) and Section 1(b) above. The illegality, unenforceability, or ineffectiveness of any provision of this Section shall not affect the legality, enforceability, or effectiveness of any other provision of this Agreement and Release. Notwithstanding the confidentiality provisions identified in Section 4(d) of this Agreement and Release, I may disclose my SLM restrictive covenants to prospective employers and agree that SLM may provide a copy of this Agreement and Release to my prospective or future employers.
     (7) Review Period: I hereby acknowledge (a) that I initially received a copy of the original draft of this Agreement and Release on or before October 1, 2009; (b) that I was offered a period of 45 days to review and consider it; (c) that I understand I could use as much of the 45 day period as I wish prior to signing; and (d) that I was strongly encouraged to consult with an attorney in writing before signing this Agreement and Release, and understood whether or not to do so was my decision.
     (8) Revocation of Claims: I understand that I may revoke the waiver of the Age Discrimination in Employment Act (ADEA) claims made in this Agreement and Release within seven (7) days of my signing. My waiver and release of claims under ADEA shall not be effective or enforceable and I will not receive 70% of the Special Payments described in Section (1) above. Revocation of claims can be made by delivering a written notice of revocation to Janice Bogash, Vice President, Human Resources, Sallie Mae, 12061 Bluemont Way, MDC V5102, Reston, VA 20190.
     (9) I acknowledge that I have read and understand all of the provisions of this Agreement and Release. This Agreement and Release represents the entire agreement between the Parties concerning

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the subject matter hereof and shall not be altered, amended, modified, or otherwise changed except by a writing executed by both Parties. I understand and agree that this Agreement and Release, if not timely revoked pursuant to Section (8), is final and binding when executed by me. I sign this document freely, knowingly and voluntarily. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement and Release. If any provision of this Agreement and Release is held by a court of competent jurisdiction or by an arbitrator to be contrary to law, the remainder of that provision and the remaining provisions of this Agreement and Release will remain in full force and effect to the maximum extent permitted by applicable law. This Agreement shall be construed under the laws of the Commonwealth of Virginia.
     (10) In addition, in consideration of the payments and benefits described above, I further agree to cooperate with SLM, its affiliates, and its legal counsel in any legal proceedings currently pending or brought in the future against SLM, as may be reasonably requested by SLM, including, but not limited to: (1) participation as a witness; (2) drafting, producing, and reviewing documents; (3) assisting with interviews; and (4) contacting SLM. This includes, but is not limited to the pending In Re SLM Corporation Securities Litigation, In Re SLM Corporation ERISA Litigation, U.S. Department of Education OIG 9.5% Audit, U.S. Department of Education Inducements Review, Chae v. SLM Corporation et al., and Rodriguez v. SLM Corporation et al. In the event I am requested, with reasonable notice, to travel as part of this litigation cooperation, SLM agrees to pay my reasonable out of pocket expenses.
     (11) Code Section 409A Additional Income Tax Reimbursement. The payments, benefits and rights under this Agreement and Release are intended to be exempt from Internal Revenue Code Section 409A and applicable regulations issued thereunder (collectively “Code Section 409A”). In the event that the payments, benefits and rights provided to me, or for my benefit, under this Agreement and Release (determined without regard to the 409A Make Whole Payment described below) are considered to be non complying deferred compensation for purposes of Code Section 409A (the “409A Non Compliant Payments”) and would result in my being subject to an additional income tax imposed under Code Section 409A, SLM shall pay me an additional payment (a “409A Make Whole Payment”) in an amount such that after payment by me of all taxes (including any interest or penalties incurred by me with respect to such taxes), including, without limitation, any federal, state and local income taxes, any employment taxes, any excise tax imposed by Section 4999 of the Internal Revenue Code and any additional income tax imposed by Code Section 409A (such additional income tax imposed by Code Section 409A, together with any interest or penalties relating to such additional tax, are hereinafter collectively referred to as the “409A Tax”), I will retain an amount of the 409A Make Whole Payment equal to the 409A Tax imposed upon the 409A Non Compliant Payments. Prior to any settlement with the applicable government tax agency or department or a decision by a court of competent jurisdiction regarding the amount of liability, all determinations regarding the additional payment called for in this Section 11 shall be based on the maximum applicable marginal tax rates for each year in which such payments, benefits or rights shall be paid or provided to me or for my benefit. The 409A Make Whole Payment shall be made to me within 30 days after I provide proof of payment of the 409A tax to SLM but in no event later than December 31 of the calendar year following the calendar year in which the 409A Tax is remitted to the taxing authority, unless Code Section 409A requires that the Make Whole Payment be delayed. If the 409A Make Whole Payment is required to be delayed, such payment shall be paid to me as soon as allowed under Code Section 409A and such payment shall be increased by interest for the period of delay at The Wall Street Journal prime rate in effect during the period of the delay.
     (12) In consideration of the payments and agreements described above and for additional consideration in the form of a retainer of $50,000 per calendar month during the months of November,

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2009 through May, 2010 and $39,800 for the calendar month of June 2010, payable to me on or before the tenth (10th) day of each calendar month, SLM agrees to retain me for, and I agree to provide, consulting services to SLM from November 1, 2009 until June 30, 2010. The parties will work in good faith to set the times when these services will be provided, but the total amount of time directed shall not exceed five (5) calendar days per calendar month. The monthly payment shall be deemed a retainer paid to assure that I keep myself available to provide these services, and SLM shall pay this monthly retainer to me regardless of the precise number of days, if any, it directs me to provide the services. During this period, I agree to provide telephone and local, in-person consulting services to SLM. In the event I am requested, with reasonable notice, to travel as part of these consulting services, SLM agrees to pay my reasonable out of pocket expenses. I recognize and agree that my obligations under Section 10 concerning legal proceedings and litigation are not to be considered or deemed consulting services under this Section. In addition, I may terminate this Section 12 with or without cause upon 14 days written notice to the VP, Human Resources of Sallie Mae. In the event of termination by me, with or without cause, SLM will not be obligated to pay me further under this Section. The other terms of this Agreement and Release, including, but not limited to Section 6 and 2, are not affected by this Section 12 or any termination under this Section 12 by either party.
Before you sign this Agreement and Release, please take it home, read through each section and carefully consider it. SLM recommends that you discuss it with your personal attorney (any personal attorney fees are not covered under the terms of this agreement). You have up to 45 days to consider this Agreement and Release. You may not make any changes to the terms of this Agreement and Release. Except as otherwise provided herein, by signing this Agreement and Release, you will be waiving any claims whether known or unknown.

/s/ Barry Feierstein Barry Feierstein	10/21/09 Date

/s/ Janice Bogash Janice Bogash	10/21/09 Date
Vice President, Human Resources
for SLM Corporation

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